Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

TechPrecision Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Equity	Common Stock, par value $0.0001 per share	Other	986,100	$3.345	(2)	$3,298,505	$$153.10 per $1,000,000		$$505
Equity	Warrants to purchase Common Stock	Other	666,100	—(3)
Equity	Common Stock underlying Warrants	Other	666,100	3.345(2)		$2,228,105	$153.10 per $1,000,000		$341
Equity	Common Stock underlying Placement Agent Warrants	Other	19,983	3.345(2)		$66,843	$153.10 per $1,000,000		$10
Total Offering Amounts						$5,593,453			$856
Total Fees Previously Paid									222
Total Fee Offsets								$
Net Fee Due									$634

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of the common stock, par value $0.001 per share (the “Common Stock”) of the registrant, as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2) Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market LLC on November 4, 2024.

(3) No separate fee is required pursuant to Rule 457(g) under the Securities Act.